Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
GP Strategies Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333‑178892 and 333-123949) on Form S-8 and registration statements (Nos. 333-169603, 333-97531, and 333-110611) on Form S-3 of GP Strategies Corporation of our reports dated March 1, 2018, with respect to the consolidated balance sheets of GP Strategies Corporation and subsidiaries’ as of December 31, 2017 and 2016, and the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2017, which reports appear in the December 31, 2017 annual report on Form 10‑K of GP Strategies Corporation.

/s/ KPMG LLP

Baltimore, Maryland
March 1, 2018